Exhibit 99.1

SWM ANNOUNCES COMPLETION OF NEW SYNDICATED REVOLVING BANK CREDIT FACILITY

ALPHARETTA, Ga., May 12, 2011 – SWM (NYSE: SWM) today announced the successful completion and signing of a new multi-currency revolving bank credit facility in the amount of $225 million, with the ability to increase the commitment by $100 million, that will be effective today. The new arrangement replaces an existing bank credit facility of approximately $195 million that has been in place since July 2006 and which expires in July 2012. The new $225 million facility includes a $100 million-equivalent sub-limit available in euros and a $25 million-equivalent sub-limit available in Philippine pesos.   The new facility has a five-year maturity.

J.P. Morgan Securities LLC, SG Americas Securities, LLC and SunTrust Robinson Humphrey, Inc. acted as Joint Bookrunners with JPMorgan Chase Bank, N.A. as Administrative Agent.  The other participating banks include Natixis, Fifth Third Bank and RBS Citizens, N.A.  The facility will be used to refinance the existing bank credit facility and for general corporate purposes, with no specific restriction for repurchases of SWM common stock.

Peter J. Thompson, SWM's Executive Vice President – Finance & Strategic Planning, said, "We are very pleased with the support and confidence shown by the banking community for SWM and we look forward to building upon our relationships with the banks that have committed to the new credit facility. The increased amount of the facility and its favorable terms will provide us greater flexibility to pursue our investment and cash use strategies."

About SWM

SWM is a diversified producer of premium specialty papers for the tobacco industry.  It also manufactures specialty papers for other applications.  SWM and its subsidiaries conduct business in over 90 countries and employ 2,800 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada, Poland and a joint venture in China.  For further information, please visit the company’s Web site at www.swmintl.com.

SOURCE SWM

Contact:
Scott Humphrey
+1-770-569-4229

Or

Pete Thompson
+1-770-569-4277

Both of SWM
Web Site:  http://www.swmintl.com